Chemung Financial Corporation One Chemung Canal Plaza P.O. Box 1522 Elmira, New York 14902 (607) 737-3711

For Immediate Release:
April 27, 2011 ~ 10:00 a.m.

Chemung Financial Reports 1st Quarter Earnings

Chemung Financial Corporation today reported first quarter 2011 unaudited net income of $1.665 million compared to year-earlier results of $2.000 million, a decrease of $335 thousand.  Earnings per share for the quarter totaled $0.46 as compared with $0.55 a year ago, a decrease of 16.4%.

In a prepared statement released this morning, Ronald M. Bentley, President & CEO, stated:

“The decrease in our first quarter net income compared to the first quarter of last year is attributed to one-time pre-tax costs totaling $1.036 million associated with our acquisition of Fort Orange Financial Corp. which was completed on April 8th. Excluding these one-time costs, our net income for the quarter totaled $2.345 million or $0.65 per share, both significantly higher than last years first quarter results, driven by increases in non-interest income and net interest income, as well as a decrease in the provision for loan loss expense, offset in part by higher operating expenses.

Net interest income of $8.555 million was $42 thousand or 0.5% higher than the first quarter of 2010, while the net interest margin increased 1 basis point to 3.84%.  The increase in net interest income was principally due to lower average interest bearing liabilities and the cost of those liabilities, which was offset in part by a decrease in the yield on average earning assets.

A $250 thousand decrease in the first quarter provision for loan losses as compared to the first quarter of 2010 was primarily due to improved asset quality throughout 2010, and reflects management’s assessment of the adequacy of the allowance for loan losses based upon a number of factors including an analysis of historical loss factors, collateral evaluations, recent charge-off experience, overall credit quality, current economic conditions and loan growth.

Non-interest income increased  $344 thousand or 8.6% compared with year-earlier results due principally to increases in revenue from our equity investment in Cephas Capital Partners, L.P. and gains recognized on the sale of securities, as well as a decrease in other-than-temporary impairment charges on trust preferred securities pools carried in our investment portfolio.  Additional factors included higher revenue at our financial services subsidiary, CFS Group, Inc.
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and an increase in check card interchange fee income, with the above increases offset in part by decreases in our Wealth Management Group (formerly referred to as our Trust and Investment Center) fee income and service charges.

Excluding the above mentioned one-time acquisition related costs, all other operating expenses were $162 thousand or 1.7% higher than first quarter 2010 expenses, with this increase primarily due to increases in compensation, data processing and net occupancy costs.

Since year-end 2010, total assets increased $28.4 million or 3.0% to $986.8 million, with total deposits increasing $31.9 million or 4.1% to $818.2 million.  Due primarily to soft consumer loan demand, total loans were down $1.2 million or 0.2% to a quarter-end total of $612.5 million.  Capital at the end of the quarter totaled $99.0 million with all capital ratios in excess of those required to be considered well-capitalized.

As previously mentioned, on Friday, April 8th we completed our acquisition of the Albany, N.Y. based Fort Orange Financial Corp. and their subsidiary bank, Capital Bank & Trust Company, and on Monday, April 11th the five branch offices acquired in that transaction opened for business as Capital Bank, a division of Chemung Canal Trust Company.  With the completion of this acquisition, Chemung Financial Corporation becomes a $1.2 billion financial institution with 28 offices located in eight New York counties, as well as Bradford County in Pennsylvania.  The new Capital District branch locations are in Albany, Clifton Park, Latham and Slingerlands.  We are very excited about the opportunity that this expansion into one of the most attractive markets in New York State provides, and we expect it to be accretive to earnings in 2011, excluding one-time transaction costs.   We look forward to providing our new clients in the Capital District with an expanded offering of products and services to help them meet their financial goals with the same level of superior service to which they have been accustomed.”

Chemung Financial Corporation, headquartered in Elmira, New York, was incorporated in 1985 as the holding company for Chemung Canal Trust Company, a full service community bank with full trust powers, which was established in 1833.   Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance.  CFS Group, Inc. was founded in 2001.

The full text of this press release may be found at www.chemungcanal.com

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This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality.  These statements constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Chemung Financial Corporation assumes no duty, and specifically disclaims any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise, and cautions that these statements are subject to risks and uncertainties that could cause the Corporation’s actual operating results to differ materially.